CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 32 to Registration Statement No. 2-55301 of Prudential-Bache MoneyMart Assets Inc. of our report dated February 6, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
February 23, 1996